Exhibit 3.95

CERTIFICATE OF MERGER

OF

PROCESS TECHNOLOGY SOLUTIONS INC.

INTO

KIODEX, INC.

Pursuant to Section 251 of the

General Corporation Law of the State of Delaware

Kiodex, Inc. a Delaware corporation, does hereby certify that:

FIRST: The names and states of incorporation of the constituent corporations to this merger are as follows:

Process Technology Solutions Inc.	Delaware
Kiodex, Inc.	Delaware

SECOND: An Agreement and Plan of Reorganization has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Kiodex,, Inc. which shall amend its name to SunGard Kiodex Inc. (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth on Exhibit A attached hereto and such Amended and Restated Certificate of Incorporation shall be effective upon filing.

FIFTH: The executed Agreement and Plan of Reorganization is on file at the office of the Surviving Corporation, 680 East Swedesford Road, Wayne, PA 19087. A copy will be provided upon request and without cost to any stockholder of either constituent corporation.

SIXTH: This Certificate of Merger shall be effective as of the date of its filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Kiodex, Inc. has caused this Certificate of Merger to be executed in its corporate name this              day of August 2004.

KIODEX, INC.

By:
Name: Thomas Farley
Title: Chief Financial Officer

(Signature Page to Certificate of Merger)

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNGARD KIODEX INC.

1. The name of the corporation is SunGard Kiodex Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in, promote, conduct and carry on any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“DGCL”).

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, with a par value of One Dollar ($1.00) per share, amounting in the aggregate to One Thousand Dollars ($1,000).

5. The corporation is to have perpetual existence.

6. Elections of directors need not be by written ballot unless otherwise provided in the By-laws of the corporation.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the By-laws of the corporation and to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

8. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9. To the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for any monetary damages for any breach of fiduciary duty by such director. Notwithstanding the foregoing sentence, a director shall be liable to the corporation or any of its stockholders for: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.